Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: PENN VIRGINIA RESOURCE GP, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Upon the filing of this Certificate of Amendment, Article One of the Certificate of Formation of the Company shall be amended and restated in its entirety to state as follows:

(1) The name of the Company is PVR GP, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of August, A.D. 2012 .

By:	/s/ Bruce D. Davis, Jr.
Name:	Bruce D. Davis, Jr.
Title:	Executive Vice President, General Counsel and Secretary